                                                                     Exhibit 4.2


                         REGENERATION TECHNOLOGIES, INC.

                     INCENTIVE STOCK OPTION GRANT AGREEMENT

      This Grant Agreement (the "Agreement") is entered into this _______ day of _______________, by and between REGENERATION TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and _______________ ("Grantee"), effective as of the Grant Date as defined in Article 1 hereof.

      In consideration of the premises, mutual covenants and agreements herein, the Corporation and the Grantee agree as follows:


                                  ARTICLE 1
                               GRANT OF OPTION


      SECTION 1.1 GRANT OF OPTION. The Corporation hereby grants to the Grantee, pursuant to the provisions of the Regeneration Technologies, Inc. Omnibus Stock Plan (the "Plan"), an incentive stock option to purchase shares of Common Stock, par value of $0.001 per share, of the Corporation ("Stock"), subject to the provisions of this Agreement (the "Option"). Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Schedule A, attached hereto and incorporated herein, sets forth the following terms of the Option:

      (i)   the date the Administrator approved the Option (the "Grant Date");

      (ii) the number of shares of Stock which the Grantee may purchase under the Option;

      (iii) the exercise price per share (the "Exercise Price"); and

      (iv) the date as of which the Option shall expire (the "Expiration Date"), at 5:00 p.m. Eastern Time, unless terminated earlier pursuant to other provisions of this Agreement.

      SECTION 1.2 LIMITATION ON TERM OF OPTION. Notwithstanding the foregoing, in no event shall the Option expire later than 5:00 p.m. Eastern Time on the day prior to the tenth (10th) anniversary of its Grant Date (or on the day prior to the fifth (5th) anniversary of its Grant Date if the Grantee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its subsidiaries on the Grant Date).


                                  ARTICLE 2
                                   VESTING

      SECTION 2.1 VESTING SCHEDULE. Unless the Option terminates earlier pursuant to other provisions of this Agreement, the Option shall vest and become exercisable as provided in the following schedule:

            Percentage of the Option
            Vested and Exercisable     As of
            ----------------------     -----
            0%                      Any date prior to the first anniversary
                                    of the Grant Date.

            20% Any date on or after the first anniversary of the Grant Date.

            40% Any date on or after the second anniversary of the Grant Date.

            60% Any date on or after the third anniversary of the Grant Date.

            80% Any date on or after the fourth anniversary of the Grant Date.

            100% Any date on or after the fifth anniversary of the Grant Date.


                                  ARTICLE 3
                              EXERCISE OF OPTION

      SECTION 3.1 EXERCISABILITY OF OPTION. The Option is exercisable only if it is vested and has not been terminated. If exercisable, the Option may be exercised in whole or in part, subject to the conditions precedent described in
Section 3.3. Only Grantee and, after his death, his executor, personal representative, or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, may exercise the Option.

      SECTION 3.2 MANNER OF EXERCISE. Grantee or any other person exercising the Option may do so only by delivering written notice thereof to the Administrator. Such notice shall be in the form as attached hereto, unless the Administrator requires otherwise. Notwithstanding the foregoing, the Option may not be exercised at any one time as to fewer than five (5) Shares or, if less, such number of Shares as to which the Option is then exercisable. Such notice shall be accompanied by full payment of the Exercise Price. Payment of the Exercise Price shall be made in cash, provided that the Administrator may authorize a payment of the Exercise Price to be made, in whole or in part, by such other means as the Administrator may prescribe at the time of exercise. The Option may be exercised only in multiples of whole Shares and no fractional Shares shall be issued. If the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Exercise Price may be paid, in whole or in part, subject to such limitations as the Administrator may determine, by delivery of a properly executed exercise notice, together with irrevocable instructions: (i) to a brokerage firm designated by the person exercising the Option and approved by the Administrator to deliver promptly to the Corporation to aggregate amount of sale or loan proceeds to pay the Exercise Price and any withholding tax obligations that may arise in connection with the exercise, and
(ii) to the Corporation to deliver the certificates for such purchased Shares directly to such brokerage firm.

      SECTION 3.3 ISSUANCE OF SHARES UPON EXERCISE. Upon exercise of the Option and payment of the Exercise Price, the Corporation shall issue to Grantee the number of Shares so paid for, in the form of fully paid and nonassessable Common Stock. If the Common Stock is not yet registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Grantee shall be required to execute and deliver, as a condition precedent to the exercise of the option and the issuance of the Shares to the Grantee, a stockholder agreement and/or stock restriction agreement which shall contain certain stock restrictions, including but not limited to a waiver of inspection rights, proxy voting, limitations on transfer and other restrictions. The Grantee's stock certificates shall be held in escrow by the Corporation during the period that the shares are subject to restriction. The stock certificates for any Shares issued hereunder shall, unless such shares are registered, bear a legend restricting transferability of such Shares and referencing the stockholder agreement and stock restriction agreement.


                                  ARTICLE 4
                            TERMINATION OF OPTION

      SECTION 4.1 TERMINATION, IN GENERAL. The Option granted hereby shall terminate and be of no force or effect after the Expiration Date set forth on Schedule A, unless terminated prior to such time as provided below. Notwithstanding anything contained herein, vesting of the Option pursuant to
Section 2.1 shall cease upon the Grantee's termination of employment by, or service to, the Corporation, unless otherwise agreed by the Corporation in writing.

      SECTION 4.2 TERMINATION OF EMPLOYMENT OR SERVICE OR FOR REASON OTHER THAN DEATH OR DISABILITY. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, the Option shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, thirty (30) days after the date the Grantee is no longer employed by, or not in the service of, the Corporation and it Affiliates for any reason other than the Grantee's death or Disability. Notwithstanding the foregoing, the Option shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, upon termination of the employment or service of the Grantee by the Corporation or an Affiliate for "Cause".

      If the Grantee is a party to a written employment agreement or service agreement with the Corporation or an Affiliate then currently in effect which contains a definition of "cause", "termination for cause" or words of similar import, whether such Grantee is terminated for "Cause" pursuant to this Section
4.2 be determined according to the terms of and in a manner consistent with the provisions of such written agreement. If the Grantee is not party to such a written employment agreement or service agreement with the Corporation or an Affiliate, then for purposes of this Section 4.2, "Cause" shall mean (a) the conviction of the Grantee of, or the entry of a pleading of guilty or nolo contendere by the Grantee to, any felony or any crime involving moral turpitude , (b) willful misconduct in connection with the Grantee's duties, willful failure to follow the directions of the Grantee's supervisor or supervisors, or willful failure to perform his or her responsibilities in the best interest of the Corporation, except in cases involving the mental or physical incapacity or disability of the Grantee, or (c) in the sole judgement of the President of the Corporation, the Grantee has acted or is acting in a manner that is not to the best interest of the Corporation or its employees, including but not limited to disparaging the Corporation or its products or engaging in harassment or other inappropriate behavior directed towards employees of the Corporation. "Willful misconduct" and "willful failure to perform" shall not include actions or inactions on the part of the Grantee which were taken in good faith by the Grantee. The good faith determination by the Administrator of whether the Grantee's employment or service was terminated by the Corporation for "Cause" shall be final and binding for all purposes hereunder.

      SECTION 4.3 UPON GRANTEE'S DEATH. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, upon the Grantee's death the Grantee's executor, personal representative, or the person(s) to whom the Option shall have been transferred by will or the laws of descent and distribution, may exercise all or any part of the outstanding Option with respect to the shares of Stock as to which the Option is vested as of the Grantee's date or death, provided such exercise occurs within six (6) months after the date of the Grantee's death, but not later than the Expiration Date of the Option. Unless sooner terminated, the Option shall terminate upon the expiration of such six
(6) month period.

      SECTION 4.4 TERMINATION OF THE EMPLOYMENT OR SERVICE BY REASON OF DISABILITY. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, in the event that the Grantee ceases, by reason of Disability, to be an employee of or in the service of the Corporation or an Affiliate, the outstanding Option may be exercised in whole or in part with respect to the shares or Stock as to which the Option is vested as of the date of the Grantee's termination of employment or service due to Disability at any time within six
(6) months after the date of such termination, but not later than the Expiration Date of the Option. Unless sooner terminated, the Option shall terminate upon the expiration of such six (6) month period.

      For purposes of this Agreement, Disability shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Administrator may require such proof of Disability as the Administrator in its sole discretion deems appropriate and the Administrator's determination as to whether the Grantee is Disabled shall be final and binding on all parties concerned.

      SECTION 4.5 LEAVE OF ABSENCE. For purposes of this Agreement, the Grantee's employment or service with the Corporation or an Affiliate shall not be deemed to terminate if the Grantee takes any military leave, sick leave, or other bona fide leave of absence approved by the Administrator of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, the Grantee's employment or service shall be deemed to terminate on the ninety-first
(91st) day of the leave unless the Grantee's right to re-employment with the Corporation or Affiliate remains guaranteed by statue or contract. Notwithstanding the foregoing, unless otherwise determined by the Administrator (or required by law), a leave of absence shall not be treated as employment or service for purposes of vesting in additional shares or Stock during such leave pursuant to Section 2.1 of this Agreement.

                                  ARTICLE 5
                      ADJUSTMENTS; BUSINESS COMBINATIONS

      SECTION 5.1 ADJUSTMENTS FOR EVENTS AFFECTING COMMON STOCK. In the event of changes in the Common Stock of the corporation by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange or shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the number, kind and price of shares covered by this Option, and shall, in its discretion and without the consent of the Grantee, make any other adjustments in this Option, including but not limited to reducing the number of shares subject to the Option or providing or mandating alternative settlement methods such as settlement of the Option in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to the Option as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

      SECTION 5.2 POOLING OF INTERESTS TRANSACTION. Notwithstanding anything in the Plan or this Agreement to the contrary and without the consent of the Grantee, the Administrator, in its sole discretion, may make any modifications to the Option, including but not limited to cancellation, forfeiture, surrender or other termination of the Option in whole or in part regardless of the vested status of the Option, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

      SECTION 5.3 ADJUSTMENTS FOR UNUSUAL EVENTS. The Administrator is authorized to make, in its discretion and without the consent of the Grantee, adjustments in the terms and conditions of, and then criteria included in, the Option in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option or the Plan.

      SECTION 5.4 BINDING NATURE OF ADJUSTMENTS. Adjustments under this Article 5 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to this Option on account of any such adjustments.


                                  ARTICLE 6
                                MISCELLANEOUS

      SECTION 6.1 NON-GUARANTEE OF EMPLOYMENT. Nothing in the Plan or the Agreement shall alter the employment status of the Grantee, nor be construed as a contract of employment between the Corporation (or an Affiliate) and the Grantee, or as a contractual right of the Grantee to continue in the employ or service of the Corporation (or an Affiliate), or as a limitation of the right of the Corporation (or an Affiliate) to discharge the Grantee at any time with or without cause or notice.

      SECTION 6.2 NO RIGHTS OF STOCKHOLDER. The Grantee shall not have any of the rights of a stockholder with respect to the shares of Stock that may be issued upon the exercise of the Option until such shares of Stock have been issued upon the due exercise of the Option, subject to and in accordance with the provisions of Section 3.3. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued.

      SECTION 6.3 NATURE OF OPTION. The Option is intended to be a stock option that qualifies as an incentive stock option ("Incentive Stock Option") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the fullest extent permitted within the limit set forth under Section 244(d) of the Code, and this Agreement shall be so construed. The aggregate fair market value (determined as of the Grant Date) of the shares of Stock with respect to which all Incentive Stock Options first become exercisable by the Grantee in any calendar year under the Plan or any other plan of the Corporation (and its parent and subsidiary corporations, as may exist from time to time) may not exceed $100,000 or such other amount as may be permitted from time to time under
Section 422 of the Code. To the extent that such aggregated fair market value shall exceed $100,000 or other applicable amount in any calendar year, such stock options shall be treated as nonqualified stock options with respect to the amount of the aggregate fair market value thereof that exceeds the Section 422(d) limit. For this purpose, the Incentive Stock Options will be taken into account in the order in which they were granted. In such case, the Corporation may designate the shares of Stock that are to be treated as stock acquired pursuant to a nonqualified stock option by issuing separate certificates for such shares and identifying the certificates as such in the stock transfer records of the Corporation.

      SECTION 6.4 NOTICE OF DISQUALIFYING DISPOSITION. If the Grantee makes a disposition (as that terms is defined in Section 424(c) of the Code) of any shares of Stock acquired pursuant to the exercise of this Option within two (2) years of the Grant Date or within one (1) year after the shares of Stock are transferred to the Grantee, the Grantee shall notify the Administrator of such disposition in writing within thirty (30) days of the disposition.

      SECTION 6.5 THE CORPORATION'S RIGHTS. The existence of this Option shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of the Corporation's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      SECTION 6.6 WITHHOLDING OF TAXES. The Corporation or any Affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares or Stock) due the Grantee the amount of any foreign, federal, state or local taxes required by law to be withheld as the result of the exercise of the Option or the lapsing of any restriction with respect to any shares of Stock acquired on exercise of the Option; provided, however, that the value of the shares of Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Administrator may require the Grantee to make a cash payment to the Corporation or an Affiliate equal to the amount required to be withheld. If the Grantee does not make such payment when requested, the Corporation may refuse to issue any Stock certificate under the Plan until arrangements satisfactory to the Administrator for such payment have been made.

      SECTION 6.7 GRANTEE. Whenever the word "Grantee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, the word "Grantee" shall be deemed to include such person.

      SECTION 6.8 NONTRANSFERABILITY OF OPTION. The Option shall be nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Grantee, the Option may be exercised only by the Grantee or, during the period the Grantee is under a legal disability, by the Grantee's guardian or legal representative. Except as provided in the preceding sentence, the Option may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

      SECTION 6.9 NOTICES. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Grantee at the address contained in the records of the Corporation, or addressed to the Administrator, care of the Corporation for the attention of its Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission machanism as may be available to the parties.

      SECTION 6.10 ENTIRE AGREEMENT; MODIFICATION. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.

      SECTION 6.11 CONFORMITY WITH PLAN. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

      SECTION 6.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than the conflict of laws principles thereof.

      SECTION 6.13 HEADINGS. The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

                            [SIGNATURES ON NEXT PAGE]




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IN WITNESS WHEREOF, the Corporation has caused this Agreement, which shall be effective as of the Grant Date, to be executed by its duly authorized officer, and the Grantee has hereunto set his hand and seal.



ATTEST:                                   REGENERATION TECHNOLOGIES,
                                          INC.


                                          By:
-------------------------------               -------------------------------
                                                James M. Grooms
                                                President and CEO
                                                Date:
                                                      -----------------------



WITNESS:                                  GRANTEE


-------------------------------           -----------------------------------

                                          Date:
                                                -----------------------------

                                          SSN (REQUIRED):
                                                          -------------------

                                   SCHEDULE A

                       OF REGENERATION TECHNOLOGIES, INC.

                     INCENTIVE STOCK OPTION GRANT AGREEMENT





NAME OF GRANTEE:

DATE OPTION WAS APPROVED
BY PLAN ADMINISTRATOR:

NUMBER OF SHARES:                   shares of Regeneration
                                Technologies, Inc. Common Stock



EXERCISE PRICE PER SHARE:       $ per share



EXPIRATION DATE:

                                  EXERCISE FORM


Stock Option Plan Administrator
c/o Office of the Corporate Secretary
Regeneration Technologies, Inc.
One Innovation Drive
Alachua, Florida 32615

Gentlemen:


      I hereby exercise the Option granted to me on ____________, _____ by Regeneration Technologies, Inc. (the "Corporation"), subject to all the terms and provisions thereof and of the Regeneration Technologies, Inc. Omnibus Stock Plan (the "Plan"), and notify you of my desire to purchase ____________ shares of Common Stock of the Corporation at a price of $[______] per share pursuant to the exercise of said Option.









Total Amount Enclosed:  $__________



Date:
     ----------------------------   ------------------------------------
                                    NAME



                                    Received by Regeneration Technologies,
                                    Inc. on:
                                                            ,
                                    ------------------------  ------
                                    By:
                                        --------------------------





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